Exhibit 5.1

TroyGould PC

1801 Century Park East

Suite 1600

Los Angeles, California 90067

February 26, 2015

Lion Biotechnologies, Inc.

21900 Burbank Boulevard, Third Floor

Woodland Hills, California 91367

Ladies and Gentlemen:

We have acted as counsel to Lion Biotechnologies, Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “462 Registration Statement”) to be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on or about the date of this opinion letter, covering the offering of an aggregate of up to an additional $8,100,000 of shares (the “Additional Shares”) of common stock, par value $0.000041666 per share, of the Company. The 462(b) Registration Statement incorporates by reference the contents of the Registration Statement on Form S-3 (File No. 333-200418) (together with the 462 Registration Statement, the “Registration Statement”), including the prospectus contained therein (the “Prospectus”), and the exhibits thereto, that was filed with the Commission on November 20, 2014 and declared effective on December 10, 2014. This opinion letter is furnished to you at your request and in connection with the requirements of Item 601(b)(5) of Regulation S-K and Rule 462(b).

As counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the general corporation law of the State of Nevada as set for in Chapter 78 of the Nevada Revised Statutes (the “NRS”), and we express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that the Additional Shares have been duly authorized for issuance and, when the Additional Shares are issued and paid for in accordance with the terms and conditions of an underwriting agreement or similar agreement, the Additional Shares will be validly issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ TROYGOULD PC